Exhibit 21

The significant subsidiaries of the Registrant, as defined in Section 1-02(w) of regulation S-X, are:

CACI, INC.- FEDERAL, a Delaware Corporation

CACI, INC.- COMMERCIAL, a Delaware Corporation

CACI Limited, a United Kingdom Corporation

Automated Sciences Group, Inc., a Delaware Corporation

CACI Technologies, Inc., a Virginia Corporation

    (also does business as “CACI Productions Group”)

CACI Dynamic Systems, Inc., a Virginia Corporation

CACI Premier Technology, Inc., a Delaware Corporation

CACI SYSTEMS AND TECHNOLOGY LTD, a Canadian Corporation

CACI Enterprise Solutions, Inc.